EX 99.28(e)(1)(x)

Amendment to

Amended and Restated Distribution Agreement between

JNL Variable Fund LLC and Jackson National Life Distributors LLC

This Amendment is made by and between JNL Variable Fund LLC, a Delaware limited liability company (“Company”), and Jackson National Life Distributors LLC (“JNLD”), a broker-dealer registered with the Securities and Exchange Commission and the Financial Industry Regulatory Authority.

Whereas, the Company and JNLD (“Parties”) entered into an Amended and Restated Distribution Agreement effective April 29, 2013, as amended (“Agreement”), whereby the Company appointed JNLD as distributor (“Distributor”) of the shares of the separate funds (the “Funds”) set forth on Schedule A of the Agreement.

Whereas, the Board of Managers of the Company approved the merger of the JNL/Mellon Capital S&P® 24 Fund into the JNL/Mellon Capital JNL 5 Fund of the Company (“Fund Merger”), effective April 24, 2017.

Whereas, pursuant to the approval of the Fund Merger, as outlined above, the Parties have agreed to amend Schedule A of the Agreement to remove the JNL/Mellon Capital S&P® 24 Fund and its respective fees, effective April 24, 2017.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated April 24, 2017, attached hereto.

2.
Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

3.	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Company and the Distributor have caused this Amendment to be executed, effective April 24, 2017.

Attest:		JNL Variable Fund LLC

By:	/s/ Michelle L. Swan	By:	/s/ Kristen K. Leeman
	Michelle L. Swan	Name:	Kristen K. Leeman
		Title:	Assistant Secretary

Attest:		Jackson National Life Distributors LLC

By:	/s/ Kiana Rogers	By:	/s/ Alison Reed
		Name:	Alison Reed
		Title:	EVP JNLD Operations

Schedule A
Dated April 24, 2017

Fund	Class	Maximum 12b-1 Fee[1]

JNL/Mellon Capital Dow Index Fund	Class A	0.20%
	Class B	None

JNL/Mellon Capital Global 30 Fund	Class A	0.20%
	Class B	None

JNL/Mellon Capital Nasdaq® 100 Fund	Class A	0.20%
	Class B	None
JNL/Mellon Capital S&P® SMid 60 Fund	Class A	0.20%
	Class B	None

JNL/Mellon Capital JNL 5 Fund	Class A	0.20%
	Class B	None

JNL/Mellon Capital Communications Sector Fund	Class A	0.20%
	Class B	None

JNL/Mellon Capital Consumer Brands Sector Fund	Class A	0.20%
	Class B	None

JNL/Mellon Capital Financial Sector Fund	Class A	0.20%
	Class B	None

JNL/Mellon Capital Healthcare Sector Fund	Class A	0.20%
	Class B	None

JNL/Mellon Capital Oil & Gas Sector Fund	Class A	0.20%
	Class B	None

JNL/Mellon Capital Technology Sector Fund	Class A	0.20%
	Class B	None

1 As a percentage of the average daily net assets attributable to the specified class of shares.
A-1